Exhibit 12


                   GTE CALIFORNIA INCORPORATED
   PRO FORMA COMBINED STATEMENT OF THE CONSOLIDATED RATIOS OF
                            EARNINGS
                       TO FIXED CHARGES(a)
                     (Thousands of Dollars)



                                      Years Ended December 31
                           1995   1994  1993(b)       1993
1992            1991
                       ________________________________



Net Earnings Available for
 Fixed Charges:
 Income before
   extraordinary charges     $342,861$500,286$476,088$148,688$5
09,068       $533,090
 Add:
   Income tax expense        235,534339,585312,432107,932297,822
302,579
    Fixed charges     130,232128,645144,714144,714157,845169,497
                       __________________________________________
_________

Adjusted earnings    $708,627$968,516$933,234$401,334$964,735$1
,005,166


Fixed Charges:
   Interest expense  $120,010$115,012$133,214$133,214$144,946$1
55,573
 Portion of rent expense
 representing interest        10,222 13,633 11,50011,500 12,899
13,924
                     __________________________________________
______

Adjusted fixed charges       $130,242$128,645$144,714$144,714$1
57,845       $169,497


Pro Forma Combined
 Consolidated Ratios of
 Earnings to Fixed Charges        5.44  7.53   6.45   2.77  6.11
5.93



____________

(a) The pro forma combined consolidated ratios of earnings to fixed charges represent the ratios of the Company as if the merger of Contel of California, Inc. into the Company had been consummated at the beginning of each period presented.

(b) Results for 1993 exclude an after-tax restructuring charge of approximately $304,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of $23,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.









CA:8-K:42